Sub-Item 77D: Policies with respect to security investments

The Hartford Capital Appreciation Fund

The fund normally invests at least 65% of its total assets in common stocks of medium and large companies.

The Hartford Capital Appreciation II Fund

The fund’s diversified portfolio of equity securities is evaluated using what is sometimes referred to as a “bottom up” approach, which is the use of fundamental analysis to identify specific securities for purchase or sale.  In analyzing a prospective investment, Wellington Management looks at a number of factors, such as business environment, management quality, balance sheet, income statement, anticipated earnings, revenues, dividends and other related measures of valuation and growth potential.  The fund may trade securities actively.

The fund employs a multiple portfolio manager structure and is organized into three broad strategies, each of which includes one or more specific portfolio management approaches.  Each approach is focused on total return, and together the strategies represent an opportunistic, flexible and diversified fund profile.

The Hartford Equity Income Fund

The fund’s investment approach is based on the fundamental analysis of dividend-paying companies with market capitalizations generally above $2 billion that have below average estimated price-to-earnings ratios.

The typical purchase candidate may be characterized as an overlooked or misunderstood company with sound fundamentals.  Holdings are frequently in viable, growing businesses with solid financial strength in industries that are temporarily out of favor and under-researched by institutions.   Portfolio construction is driven primarily by security selection.  Limited consideration is given to economic analysis in establishing sector and industry weightings.

The Hartford Fundamental Growth Fund

The fund invests primarily in equity securities of large capitalization growth companies which include companies with market capitalizations similar to companies in the Russell 1000 Growth Index.

Individual holdings are typically no larger than 5% of the fund’s total assets.

In general, the fund seeks to invest in market-leading companies in industry niches that offer high secular growth prospects and attractive market dynamics. The approach utilizes proprietary fundamental research to identify high-quality, proven companies with price-earnings valuations comparable to the company’s long-term, sustainable growth rate.  The fund may trade securities actively.

The Hartford Global Growth Fund

The fund may invest up to 25% of its total assets in securities of issuers in countries with emerging economies or emerging securities markets.

The fund may invest in a broad range of market capitalizations, but tends to focus on mid to large capitalization companies with market capitalizations greater than $2 billion.  The fund may trade securities actively.

The Hartford Global Technology Fund, The Hartford International Growth Fund, The Hartford International Opportunities Fund, The Hartford International Small Company Fund, The Hartford LargeCap Growth Fund, The Hartford Select SmallCap Value Fund, The Hartford Short Duration Fund

The fund may trade securities actively.

The Hartford High Yield Fund, The Hartford Income Fund, The Hartford Inflation Plus Fund, The Hartford Total Return Bond Fund

The fund may also invest up to 15% of its total assets in bank loans or loan participation interests in secured (including second lien loans – secured loans with a claim on collateral subordinate to a senior lender’s claim on such collateral) or unsecured variable, fixed or floating rate loans to corporations, partnerships and other entities (including loans of foreign borrowers and loans denominated in foreign currency).

The fund may trade securities actively.

The Hartford MidCap Growth Fund

The fund defines mid-capitalization companies as companies within the range of companies in the Russell Midcap Growth Index.

The Hartford Select MidCap Value Fund

The fund defines mid-capitalization companies as companies with market capitalizations within the collective range of the Russell Midcap and S&P MidCap 400 Indices.

The Hartford Small Company Fund

Hartford Investment Management uses a quantitative multifactor approach to bottom-up stock selection, utilizing a broad set of individual fundamental stock characteristics to model each stock’s relative attractiveness, with a focus on those factors that have been demonstrated historically to drive market returns. These characteristics include factors designed to describe a company’s business, its valuation, investors’ response to the company and the company’s management behavior and earnings quality. The fundamentals used may vary by industry sector. Hartford Investment Management frequently and consistently measures the characteristics of every stock in the eligible universe and incorporates these measurements in a rigorous, repeatable process that considers both volatility and correlations.

The fund may trade securities actively.

The Hartford Equity Growth Allocation Fund; The Hartford Growth Allocation Fund; The Hartford Balanced Allocation Fund; The Hartford Conservative Allocation Fund; The Hartford Income Allocation Fund;

It does this by investing in a combination of other Hartford Mutual Funds -the Underlying Funds- as well as certain exchange-traded funds (“ETFs”) through the implementation of a strategic asset allocation strategy.

The Hartford Retirement Income Fund

The fund does this by investing in a diversified combination of other Hartford Mutual Funds -the Underlying Funds- as well as certain exchange-traded funds (“ETFs”) through the implementation of a strategic asset allocation strategy.

The Hartford Target Retirement 2010 Fund

It does this by investing in a diversified combination of other Hartford Mutual Funds -the Underlying Funds- as well as certain exchange-traded funds (“ETFs”) through the implementation of a strategic asset allocation strategy.

As of March 1, 2008, under normal market conditions, adjusting the fund’s investments in the Underlying Funds generally to achieve approximately 42% of assets in fixed income funds and approximately 58% of assets in equity funds, although these percentages may vary from time to time.

By the target retirement date (2010), the fund’s investments in the Underlying Funds are expected to be adjusted to achieve approximately 55% of its assets in fixed income funds and approximately 45% of its assets in equity funds, although these percentages may vary from time to time.  After the target retirement date (2010), this allocation will continue to be adjusted to achieve an increasingly conservative mix of fixed income funds versus equity funds.

The Hartford Target Retirement 2020 Fund

It does this by investing in a diversified combination of other Hartford Mutual Funds -the Underlying Funds- as well as certain exchange-traded funds (“ETFs”) through the implementation of a strategic asset allocation strategy.

As of March 1, 2008, under normal market conditions, adjusting the fund’s investments in the Underlying Funds generally to achieve approximately 29% of assets in fixed income funds and approximately 71% of assets in equity funds, although these percentages may vary from time to time.

By the target retirement date (2020), the fund’s investments in the Underlying Funds are expected to be adjusted to achieve approximately 55% of its assets in fixed income funds and approximately 45% of its assets in equity funds, although these percentages may vary from time to time.  After the target retirement date (2020), this allocation will continue to be adjusted to achieve an increasingly conservative mix of fixed income funds versus equity funds.

The Hartford Target Retirement 2030 Fund

It does this by investing in a diversified combination of other Hartford Mutual Funds -the Underlying Funds- as well as certain exchange-traded funds (“ETFs”) through the implementation of a strategic asset allocation strategy.

As of March 1, 2008, under normal market conditions, adjusting the fund’s investments in the Underlying Funds generally to achieve approximately 18% of assets in fixed income funds and approximately 82% of assets in equity funds, although these percentages may vary from time to time.

By the target retirement date (2030), the fund’s investments in the Underlying Funds are expected to be adjusted to achieve approximately 55% of its assets in fixed income funds and approximately 45% of its assets in equity funds, although these percentages may vary from time to time.  After the target retirement date (2030), this allocation will continue to be adjusted to achieve an increasingly conservative mix of fixed income funds versus equity funds.